MGT Capital Investments, Inc.’s Plan of Compliance Accepted by NYSE AMEX, LLC

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NEW YORK, August 29, 2011 - MGT Capital Investments, Inc. (“MGT”, “we”, or “the Company”) (AMEX: MGT.BC), a holding company engaged in the medical imaging industry, announced today that NYSE Amex, LLC (the “Exchange”) has accepted the Company’s plan of compliance (the “Plan”) submitted in response to a  notice from the Exchange Staff dated June 8, 2011 indicating that the Company was not in compliance with certain continued listing standards as set forth in Part 10 of the Exchange’s Company Guide.

Specifically, the Exchange Staff noted that the Company was not in compliance with: (a) Section 1003(a)(i) of the Company Guide, resulting from stockholders’ equity on March 31, 2011 of less than $2,000,000 and losses from continuing operations and/or net losses in two of its three most recent fiscal years; (b) Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of its four most recent fiscal years; and (c) Section 1003(a)(iii) with stockholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.  The Company was afforded the opportunity to submit the Plan to the Exchange and on July 15, 2011 presented the Plan to the Exchange.

On August 23, 2011, the Exchange notified the Company that it had accepted the Plan and granted the Company an extension until December 8, 2012 to regain compliance with Sections 1003(a) (i)-(iii) of the Company Guide.  The Company will be subject to periodic review by Exchange Staff during the extension period.  Failure to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Exchange initiating delisting proceedings pursuant to Section 1009 of the Company Guide.

The Exchange further notified the Company that its common stock had fallen to a low trading price for a significant period of time and that the Company was therefore not in compliance with Section 1003(f)(v) of the Company Guide.  The Company was given until February 23, 2012 to comply with this Section.  The Exchange noted that MGT could regain compliance by effectuating a reverse-split of its common stock prior to February 23, 2012.  The Company intends to use its best efforts to utilize this remedy.

MGT’s common stock continues to trade on the Exchange under the symbol MGT.BC. The trading symbol will bear this additional “B.C.” indicator until the Company regains its compliance with the Exchange’s continued listing requirements.

About MGT Capital Investments, Inc.

MGT is a holding company comprised of MGT, the parent company, and its wholly-owned subsidiaries:  MGT Capital Investments (U.K.) Limited, MGT Investments (Gibraltar) Limited, and Medicsight Nominees Limited.  In addition we also have a controlling interest in our operating subsidiary, Medicsight PLC, including its wholly owned subsidiaries.

Medicsight is a medical technology company focusing on medical imaging software development and medical hardware devices. Medicsight is listed on the AIM Market of the London Stock Exchange under the ticker symbol “MDST.”  The company provides Computer-Aided Detection (“CAD”) applications to analyze Computer Tomography (“CT”) scans in order to assist radiologists with early detection and measurement of colorectal polyps.  The CAD software received a CE Mark in 2009, which allows for sales in the European Union; In May of 2011, MDST’s software also received clearance from the U. S. FDA.  Revenue is presently limited as MDST attempts to commercialize its recent U.S. approval.  MDST has also developed an automated carbon dioxide medical inflation device and associated disposable tubing (MedicCO 2 LON) that is being commercialized in partnership with a global distributor.

On June 30, 2011, MGT held 83.75 million shares (53.85%) of the 155.5 million issued share capital of MDST.

Contact:

MGT Capital Investments, Inc.

Robert Ladd, Interim Chief Executive Officer
rladd@mgtci.com

Robert Traversa, Chief Financial Officer
rtraversa@mgtci.com